Exhibit 99.1

April 28, 2015

Franklin Financial Reports Earnings Increase

of 58% Over First Quarter in 2014

(Chambersburg, PA)  Franklin Financial Services Corporation, the bank holding company of F&M Trust, reported earnings of $2,884,000 for the first quarter ended March 31, 2015. This represents a 58% increase when compared to first quarter 2014 earnings of $1,826,000 and a 56% increase when compared to fourth quarter 2014 earnings of $1,847,000. First quarter 2015 earnings were enhanced by two nonrecurring events that increased noninterest income by $899,000. These events included a gain of $171,000 from the liquidation of an off-shore insurance company in which the Bank held an ownership interest and a $728,000 gain on the conversion of equity securities held by the Bank as the result of an acquisition. Without these events, earnings for the quarter would have been $2,290,000, a 25% increase over the prior year quarter and a 24% increase over the fourth quarter 2014. On a per share basis, diluted earnings were $0.68 for the first three months of 2015 compared to $0.44 for the same period in 2014 and $0.44 for the quarter ended December 31, 2014.

Total assets at March 31, 2015 declined slightly to $1.02 billion from total assets of $1.03 billion at March 31, 2014. Total deposits and repurchase agreements were $905.4 million at the end of the first quarter 2015, decreasing 0.4% from the first quarter of 2014. At quarter end, net loans declined 0.4% from the previous year, while the market value of trust assets under management increased 5.0% to $598.1 million

“The financial services industry continues to face the challenges of low interest rates and costs associated with additional regulation,” said William E. Snell, President and CEO of F&M Trust. “Despite these challenges, we are encouraged by signs of continued improvement in the local economy, loan quality and modest deposit growth. In addition, our commercial loan pipeline has strengthened materially during the first quarter suggesting higher loan growth throughout the remainder of the year. ”

Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of more than $1 billion. Its wholly-owned subsidiary, F&M Trust, has twenty-two community banking offices located in Boiling Springs, Camp Hill, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mechanicsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg and Waynesboro. Franklin Financial stock is trading on the OTCQX® marketplace of the OTC Markets under the symbol FRAF. Please visit our website for more information, www.franklinfin.com.